Exhibit 99.1

May 4, 2010

Company Press Release

Source: Otix Global, Inc.
Contact: Sam Westover	Michael Halloran
Chairman and CEO	Vice President and CFO
(801) 312-1700	(801) 312-1717

OTIX GLOBAL ANNOUNCES RESULTS FOR FIRST QUARTER 2010

Salt Lake City, Utah, May 4, 2010 -- Otix Global, Inc. (NASDAQ: OTIX), a leading producer of advanced digital hearing aids, today announced results for the first quarter ended March 31, 2010.

Highlights include:

-	Realized gross margin of 64.1 percent compared to 58.0 percent in the first quarter 2009;
-	Achieved 10.2 percent organic sales growth, to $7.7 million, in Rest-of-World segment compared to the first quarter 2009;
-	Renewed and extended the revolving credit facility to provide over $2.0 million of additional borrowing capacity; and
-	May 2010 launch of Endura™, a super power behind-the-ear product.

“Our Rest-of-World and certain other international operations continue to perform well,” said Sam Westover, Chairman and CEO. “We continue to remain optimistic about improvements in our German operations and we are seeing consistent growth in our sales to the Veteran’s Administration.  Our Endura launch this month will allow the Company to serve individuals with more profound hearing loss and will further strengthen our product portfolio.”

Net sales from continuing operations for the quarter ended March 31, 2010 decreased 15.0 percent over the same period in 2009 to $20.8 million, primarily due to the continued impact of the 2009 legislative changes in Germany. North America sales of $7.0 million in the first quarter 2010 decreased 15.4 percent from the same period in 2009.  Europe sales of $6.1 million in the first quarter 2010 decreased 44.8 percent from the same period in 2009 primarily as a result of the legislative changes in Germany. Rest-of-World sales of $7.7 million in the first quarter 2010 were up 50.0 percent from the same period in 2009 as a result of organic growth of 10.2 percent and the weaker U.S. dollar.

The Company’s gross margin from continuing operations for the quarter ended March 31, 2010 was 64.1 percent compared to 58.0 percent for the quarter ended March 31, 2009, primarily as a result of a weaker U.S. dollar, a higher concentration of sales in our retail locations which carry higher gross margins compared to wholesale, and a modification of German insurance company reimbursements that results in higher margins.  Gross profit from continuing operations of $13.3 million in the first quarter 2010 was a decrease of 6.0 percent from the same period in 2009 and was primarily a result of lower sales volumes, partially offset by a higher gross margin.

Selling, general and administrative expense increased 2.9 percent for the three months ended March 31, 2010 compared to the same period in 2009 due to a weaker U.S. dollar. Excluding our Rest-of-World segment, where we hired additional audiologists and increased marketing spending, and including our research and development expenditures, cost reductions were approximately $2.5 million or 18.6 percent for the quarter ended March 31, 2010, compared to the prior year quarter. These reductions were concentrated in our North America wholesale, European and Corporate divisions.  Research and development expense was $1.1 million for the three months ended March 31, 2010 compared to $2.0 million for the same period in 2009, a decline of $0.9 million.

Loss from continuing operations for the quarter ended March 31, 2010 was $2.3 million or $0.42 per share, as compared with a loss from continuing operations of $16.9 million or $3.07 per share, for the quarter ended March 31, 2009. Excluding the $14.7 million of goodwill and definite-lived intangibles impairment charges incurred in the quarter ended March 31, 2009 results in a loss of $2.3 million, or $0.41 per share.

As of March 31, 2010, the Company had cash and cash equivalents of $12.4 million.

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains "forward-looking statements" as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: deterioration of economic conditions could harm our business; we have a history of losses and negative cash flow; we face aggressive competition in our business, and if we do not compete effectively our net sales and operating results will suffer; our financial results may fluctuate significantly, which may cause our stock price to decline; we have made a number of acquisitions and could make additional acquisitions, which could be difficult to integrate, disrupt our existing business, dilute the equity of our shareholders, harm our operating results, and create tension within our existing customer bases; if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, and as a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock; the loss of any large customer or a reduction in orders from any large customer or buying groups could reduce our net sales and harm our operating results; we rely on several suppliers and contractors, and our business will be seriously harmed if these suppliers and contractors are not able to meet our requirements; we have high levels of product returns, remakes and repairs, and our net sales and operating results will be lower if these levels increase; if we fail to develop new and innovative products, our competitive position will suffer, and if our new products are not well accepted, our net sales and operating results will suffer; because of the complexity of our products, there may be undiscovered errors or defects that could harm our business or reputation; if we are subject to litigation and infringement claims, they could be costly and disrupt our business; we may be unable to adequately protect or enforce our proprietary technology, which may result in its unauthorized use or reduced sales or otherwise reduce our ability to compete; we are dependent on international operations, which exposes us to a variety of risks, including the recent German legislative changes and adverse German court ruling in connection with our German operation, that could result in lower sales and operating results; complications may result from hearing aid use, and we may incur significant expense if we are sued for product liability; if we fail to comply with Food and Drug Administration regulations or various sales-related laws, we may suffer fines, injunctions or other penalties; there may be sales of our stock by our directors and officers, and these sales could cause our stock price to fall; provisions in our charter documents, our shareholders rights plan and Delaware law may deter takeover efforts that shareholders feel would be beneficial to shareholder value; and we could default on our debt covenant on our line of credit. For additional information regarding the risks inherent in our business, please see "Factors That May Affect Future Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

This press release contains one non-GAAP (“Generally Accepted Accounting Principles”) financial measure (“LOSS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS, AND DEPRECIATION AND AMORTIZATION.”)  We believe the inclusion of this non-GAAP financial measure improves the transparency of our disclosure.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, May 4, 2010 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 510-0676, or (617) 597-5361 outside the U.S., and use participant passcode: 68209473.  A live webcast will also be available through our website at www.otixglobal.com.  You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 48468812 (available through May 11, 2010, midnight), or access the playback through our website.

OTIX GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2010	2009
Net sales	$20,777	$24,432
Cost of sales	7,461	10,269

Gross profit	13,316	14,163
Selling, general and administrative expense	14,723	14,321
Research and development expense	1,065	1,979
Goodwill and definite-lived intangibles impairment charges	—	14,658

Operating loss	(2,472)	(16,795)
Interest expense	(51)	(140)
Other income, net	25	108

Loss before income taxes	(2,498)	(16,827)
Provision (benefit) for income taxes	(172)	96

Loss from continuing operations	(2,326)	(16,923)
Loss from discontinued operations, net of income taxes	(7)	(45)

Net loss	$(2,333)	$(16,968)

Basic and diluted loss per common share:
Continuing operations	$(0.42)	$(3.07)
Discontinued operations	—	(0.01)

Net loss	$(0.42)	$(3.08)

Weighted average number of common shares outstanding:
Basic and Diluted	5,570	5,517

Diluted	5,570	5,517

OTIX GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$12,412	$12,225
Accounts receivable	10,048	10,625
Inventories	9,791	8,754
Property and equipment	8,792	8,755
Goodwill and intangibles	19,920	20,156
Other assets	6,115	6,610

Total assets	$67,078	$67,125

Liabilities:

Accounts payable and accrued liabilities	$19,774	$19,082
Loans payable	6,817	5,375
Deferred revenue	9,270	9,866

Total liabilities	35,861	34,323

Shareholders’ equity:

Common stock	29	29
Additional paid-in capital	145,664	145,359
Accumulated deficit	(120,577)	(118,244)
Treasury stock and other comprehensive income	6,101	5,658

Total shareholders’ equity	31,217	32,802

Total liabilities and shareholders’ equity	$67,078	$67,125

OTIX GLOBAL, INC.
CONSOLIDATED STATEMENT OF NET SALES INFORMATION
(in thousands)
(unaudited)

	Three months ended March 31,
	2010	2009
Net sales:
North America	$6,951	$8,216
Europe	6,116	11,077
Rest-of-World	7,710	5,139

Total	$20,777	$24,432

LOSS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS, AND DEPRECIATION AND AMORTIZATION
(in thousands)
(unaudited)

	Three months ended March 31,
	2010	2009

Loss from continuing operations	$(2,326)	$(16,923)
Add back (deduct):
Interest expense	51	140
Taxes	(172)	96
Non-cash items:
Goodwill and definite-lived intangibles impairment charges	—	14,658
Stock based compensation	305	468
Depreciation and amortization	843	1,047

Total	$(1,299)	$(514)